Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Continental Resources, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Continental Resources, Inc. on Forms S-8 (File No. 333-145320 and File No. 333-188787) and on Form S-3ASR (File No. 333-190015).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 24, 2016